UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8‑K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):  October 5, 2012
XRS Corporation
(Exact name of registrant as specified in its charter)

Minnesota	0-27166	41-1641815
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

965 Prairie Center Drive Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (952) 707-5600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 5, 2012, Michael W. Weber, age 47, was appointed to serve as our Chief Financial Officer. Mr. Weber joined the Company as Director of Finance and Controller in April 2007 and was appointed Vice President of Finance in March 2011. Since July 2, 2012, Mr. Weber has served as the Company’s principal financial officer and principal accounting officer.

In connection with his appointment, Mr. Weber’s annual base salary was increased to $220,000 and his target payout percentage under the Company’s annual incentive plan was increased to 50% of his annual base salary. Additionally, subject to approval by the Compensation Committee of the Company’s Board of Directors, he will be granted stock options with respect to 100,000 shares of our common stock and 25,000 restricted stock units. Both equity grants will vest ratably over three years from the date of grant. The Company has entered into a severance agreement with Mr. Weber that provides, among other items, that in the event his employment is terminated without cause, the Company will pay his annual salary for twelve months.

Item 7.01 Regulation FD Disclosure

On October 10, 2012, we issued a press release announcing the appointment of our new Chief Financial Officer, a copy of which is furnished as Exhibit 99.1 to this current report on Form 8-K.
The information contained in Exhibit 99.1 is being furnished, and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under Section 18. Furthermore, the information contained in Exhibit 99.1 shall not be deemed to be incorporated by reference into our filings under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits

99.1	Press Release dated October 10, 2012
10.1	Severance Agreement dated October 5, 2012 with Michael W. Weber

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	October 10, 2012 XRS CORPORATION

By:	/s/ John J. Coughlan John J. Coughlan, President and Chief Executive Officer